HOLLYWOOD MEDIA CORP. REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER OF 2004

-  New MSO to Launch Totally Hollywood TV Network (now called Hollywood.com Television)

(Boca Raton, FL – August 11, 2004) – Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced financial results for the second quarter and six month period ended June 30, 2004.

FINANCIAL RESULTS

Net revenues for the quarter ended June 30, 2004 increased 13.1 percent, to $19.4 million from $17.1 million for the same period of 2003. Ticketing revenue comprised $16.1 million, a 14.8 percent increase from the $14.0 million reported in the second quarter of 2003. Total operating expenses increased 8.8 percent to $20.7 million, compared to expenses of $19.0 million for the second quarter of 2003. The Company’s operating loss decreased to $1.3 million from $1.9 million in the second quarter of last year, a decrease of 30 percent. The net loss for the second quarter narrowed to $1.2 million, or $0.04 per share, compared with a net loss of $1.5 million, or $0.07 per share, for the second quarter of 2003. The weighted average number of shares outstanding for the three months ended June 30, 2004 was 27,717,948 shares as compared to 20,618,978 shares in the comparable 2003 period.

“This was an exciting quarter for Hollywood Media as we debuted our new and enhanced website, and MovieTickets.com successfully negotiated a recent agreement with America Online’s Moviefone, representing a significant milestone for MovieTickets.com,” commented Mitchell Rubenstein, Chief Executive Officer of Hollywood Media Corp. “The agreement with MovieFone dramatically expands MovieTickets.com’s online ticketing presence, by adding MovieFone’s exhibitor agreements, which will result in MovieTickets.com exclusively ticketing for 32 theater chains."

Mr. Rubenstein continued, “We continue to see strong growth in our Broadway Ticketing division, as revenues topped $16 million during the quarter thanks to a 15 percent increase year-over-year and a 23 percent increase in individual ticket sales on Broadway.com which more than compensated for a flat quarter in wholesale ticketing. We saw positive operating income from three segments, Broadway Ticketing, Data Business and Intellectual Property, which collectively contributed to a reduced net loss on a consolidated basis.”

“We are also excited at the continued progress of our cable TV network,” Mr. Rubenstein continued. “We have decided to change the name of Totally Hollywood TV (THTV) to Hollywood.com Television to facilitate the cross-promotion of our various properties and content, as well as to increase traffic and visibility to our website. During the quarter, we signed another major MSO for this network, which has approximately 1.3 million subscribers. This gives us five of the top MSOs nationally.”

For the six month period ended June 30, 2004, the Company reported revenue of $34.2 million, a 7.8 percent increase compared to the $31.7 million reported in the first six months of 2003. Total operating expenses increased 4.5 percent to $37.4 million, compared to expenses of $35.8 million for the first six months of 2003. The Company narrowed its net loss by 33.2 percent to $2.9 million, or $0.11 per share, compared to a net loss of $4.3 million, or $0.21 per share, for the first six months of last year. The weighted average number of shares outstanding for the six months ended June 30, 2004 was 26,308,112 shares as compared to 20,510,680 shares in the comparable 2003 period.

RECENT DEVELOPMENTS

During and subsequent to the second quarter of 2004, the Company continued to execute its operating strategy. Specifically:

•

On August 2, MovieTickets.com announced that it will assume the ticketing agreements that Moviefone had with movie theater exhibitors and will become the exclusive ticketing provider for America Online's Moviefone online service and its signature 777-FILM phone services. The agreement further solidifies MovieTickets.com as the leader in online movie ticketing by delivering online movie ticketing services directly for 32 theater chains, approximately double the number of chains served by its nearest competitor.

•

Hollywood Media Corp.’s Totally Hollywood TV cable network launched with an additional top MSO bringing the total number carrying the network to five of the top MSOs. Management is announcing that the cable network will be renamed Hollywood.com Television to facilitate cross-promotion of the Company’s properties and extensive movie and TV data and content.

•

On July 7, Hollywood Media Corp. announced it had acquired Front Row Marketing (FRM), the leading provider of opt-in emails of movie showtimes services for movie theater exhibitors in the country. Consideration was approximately $300,000 in Hollywood Media Corp. common stock. Front Row Marketing has been integrated into Hollywood Media Corp.'s AdSource business unit, part of Hollywood Media Corp.’s Data Business, which provides mission-critical data services to movie exhibitors. Management believes the acquisition will strengthen and expand the Company's relationships with exhibitors, while contributing positive cash flow. AdSource now has more than 60 movie theater exhibitor chains as customers.

•

On July 1, Hollywood Media Corp. consummated its acquisition of Studio Systems, Inc., the Los Angeles-based provider of subscription-based entertainment industry database and information services to the entertainment and media industries. Studio Systems will be integrated with Hollywood Media Corp.'s Baseline/Filmtracker subsidiary (the combined business is renamed Baseline/StudioSystems) and, once the ongoing integration process is completed, is estimated to generate approximately $2 million in incremental annual operating income if current recurring revenue and customer retention trends continue as expected. The acquisition creates the most comprehensive database of global film and television data in the industry and significantly expands Baseline’s customer base, recurring revenues and market share.

•

On June 10, Hollywood Media Corp. launched an enhanced Hollywood.com website, delivering a suite of new content, exciting features, and entertainment information for entertainment fans around the world. With information and tickets to local events including concerts and live theater, Hollywood.com is now a more comprehensive destination for movie, event and TV content and information.

TELECONFERENCE INFORMATION

As previously announced, management will host a teleconference to discuss the Company’s second quarter 2004 financial results. The conference call is scheduled for Wednesday, August 11, 2004 at 4:30 p.m. Eastern Time.

To access the teleconference, please dial 800-231-5571 if calling within the United States or 973-582-2703 if calling internationally approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at http://www. hollywood.com/about_us/ . Following prepared remarks, management will take questions from the audience via phone and e-mail. To ask a question via e-mail, please send your questions to questions@exec.hollywood.com in advance of, or during, the live call.

If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through August 18, 2004 and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int’l), passcode 5058601. A replay of the teleconference will also be archived for a longer period on the investor relations portion of the Company’s web site.

About Hollywood Media Corp.

Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, the Company has launched a network of media businesses. The Company's Data Business includes CinemaSource, EventSource, AdSource and Baseline/StudioSystems. The Company’s Broadway Tickets business includes Broadway.com, 1-800-Broadway and Theatre Direct International. These services supply thousands of media outlets with specific information on entertainment events such as movies, live theater and concerts, and sell tickets for Broadway. The Company's businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, the Company owns and operates the cable television network, Totally Hollywood TV (“THTV”) which has been renamed Hollywood.com Television.

[FINANCIAL TABLES ATTACHED]

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.'s filings with the Securities and Exchange Commission including our Form 10-K for 2003. Such forward-looking statements speak only as of the date on which they are made.

Contact:

Matthew Hayden

Hayden Communications, Inc.

matt@haydenir.com

858-456-4533

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2004	2003	2004	2003
		As Restated (1)		As Restated (1)

NET REVENUES:
Ticketing	$27,950,166	$25,523,288	$16,071,876	$14,003,040
Other	6,218,864	6,160,579	3,312,434	3,143,141
Total revenues	34,169,030	31,683,867	19,384,310	17,146,181

OPERATING EXPENSES:
Cost of revenues — ticketing	24,152,323	22,495,773	14,200,783	12,457,051
Editorial, production, development And technology (exclusive of depreciation and amortization shown separately below)	2,504,927	2,437,714	1,316,906	1,277,979
Selling, general and administrative	9,615,442	9,067,195	4,637,129	4,357,757
Amortization of CBS advertising	38,807	506,729	38,807	316,706
Depreciation and amortization	1,042,351	1,254,393	512,234	614,517

Total operating expenses	37,353,850	35,761,804	20,705,859	19,024,010
Operating loss	(3,184,820)	(4,077,937)	(1,321,549)	(1,877,829)

EQUITY IN EARNINGS OF INVESTEES	588,086	806,126	583,392	801,721

OTHER INCOME (EXPENSE):
Interest, net	(785,501)	(664,040)	(367,546)	(323,672)
Other, net	727,673	8,894	37,112	57,985
Loss before minority interest	(2,654,562)	(3,926,957)	(1,068,591)	(1,341,795)

MINORITY INTEREST IN EARNINGS OF SUBSIDIARIES	(235,992)	(399,588)	(165,500)	(179,015)

Net loss	$(2,890,554)	$(4,326,545)	$(1,234,091)	$(1,520,810)
Basic and diluted loss per common share	$(0.11)	$(0.21)	$(0.04)	$(0.07)

Weighted average common and common equivalent shares outstanding — basic and diluted	26,308,112	20,510,680	27,717,948	20,618,978

(1)  Ticketing net revenues have been increased by $143,937 and $169,066, or 0.57% and 1.2%, for the six and three months ended June 30, 2003, respectively, as a result of an underaccrual for Broadway Ticketing gift certificate in the restated condensed consolidated statement of operations.

Cost of Revenues — Ticketing have been decreased by $272,379 and $163,473, or 1.2% and 1.3%, for the six and three months ended June 30, 2003, respectively, as a result of an underaccrual for Broadway Ticketing purchases in the restated condensed consolidated statement of operations.

The number of weighted average shares outstanding was increased by 1,525 and 3,000 shares for the six and three months ended June 30, 2003, respectively, to include vested shares of restricted stock.

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$9,297,242	$1,867,999
Receivables, net	1,344,930	1,496,934
Inventories, net	6,619,689	5,770,289
Prepaid expenses	1,231,593	941,966
Acquisition deposit	769,000	—
Other receivables	892,850	654,141
Other current assets	73,972	10,296
Deferred advertising - CBS	—	38,807
Total current assets	20,229,276	10,780,432

RESTRICTED CASH	1,075,000	850,000
PROPERTY AND EQUIPMENT, net	2,182,509	2,236,906
INVESTMENTS IN AND ADVANCES TO EQUITY METHOD INVESTEES	560,679	164,205
IDENTIFIABLE INTANGIBLE ASSETS, net	1,256,073	1,603,985
GOODWILL	41,137,461	40,813,682
OTHER ASSETS	359,919	431,811
TOTAL ASSETS	$66,800,917	$56,881,021
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,555,797	$2,201,431
Accrued expenses and other	4,009,208	5,178,467
Loan from shareholder/officer	200,000	600,000
Deferred revenue	8,094,268	9,063,317
Current portion of capital lease obligations	186,507	227,538
Current portion of convertible debentures, net	4,282,946	—
Total current liabilities	18,328,726	17,270,753

CAPITAL LEASE OBLIGATIONS, less current portion	142,479	178,790
DEFERRED REVENUE, less current portion	163,313	193,063
MINORITY INTEREST	7,662	21,895
OTHER DEFERRED LIABILITY	198,646	903,192
CONVERTIBLE DEBENTURES, NET, less current portion	—	4,027,629

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 27,885,475 and 21,810,266 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	278,855	218,103
Additional paid—in capital	295,429,466	279,087,772
Deferred compensation	—	(162,500)
Accumulated deficit	(247,748,230)	(244,857,676)
Total shareholders' equity	47,960,091	34,285,699
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$66,800,917	$56,881,021